Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of the capital stock of Universal Logistics Holdings, Inc. (“we,” “our,” “us” or the “Company”) and the provisions of the Company’s Articles of Incorporation (“Articles”) and Bylaws. It also summarizes relevant provisions of Chapter 78 of the Nevada Revised Statutes, which we refer to as Nevada law, or the “NRS.” Since the terms of our Articles, Bylaws and Nevada law are more detailed than the general information provided below, we urge you to read the actual provisions of those documents and Nevada law. The following summary of our capital stock is subject in all respects to and qualified by Nevada law, our Articles and our Bylaws.

General

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of May 1, 2025, there were 26,332,864 shares of our common stock issued, 26,330,436 shares of our common stock outstanding, and no shares of our preferred stock issued or outstanding. Our common stock is listed on the NASDAQ Stock Market.

Common Stock

All of the outstanding shares of our common stock are fully paid and non-assessable.

Voting Rights. Each holder of our common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of our common stock have no cumulative voting rights.

Dividends. Holders of our common stock are entitled to receive dividends or other distributions declared by our board of directors. The right of the board of directors to declare dividends is subject to the rights of any holders of our preferred stock and the availability under Nevada law of sufficient funds to pay dividends.

Liquidation Rights. If the Company is dissolved, our common stockholders will share ratably in the distribution of all assets that remain after we pay all of our liabilities and satisfy our obligations to the holders of any of our preferred stock.

Preemptive and Other Rights. Holders of our common stock have no preemptive rights to purchase or subscribe for any stock or other securities of the Company, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Transfer Agent. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

The board of directors is authorized to issue shares of our preferred stock at any time, without stockholder approval. It has the authority to determine all aspects of those shares, including the following:

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the designation and number of shares;
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the dividend rate and any preferences which dividends on that series of preferred stock will have compared to any other class or series of our capital stock;
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any voting rights;
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any redemption price and the terms of any redemption rights applicable to that series; and
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any purchase, retirement or sinking fund provisions applicable to that series.

Any of these terms could have an adverse effect on the availability of earnings for distribution to the holders of our common stock or for other corporate purposes. We have no agreements or understandings for the issuance of any shares of preferred stock.

Provisions That May Discourage Takeovers

Nevada law and our Articles and Bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. These provisions could protect the continuity of our directors and management and possibly deprive stockholders of an opportunity to sell their shares of common stock at prices higher than the prevailing market prices. The following description is subject in its entirety to applicable Nevada law and our Articles and Bylaws.

Business Combinations. We are subject to Sections 78.411 through 78.444 of the NRS. In general, these statutes prohibit a publicly held Nevada corporation with 200 or more stockholders of record from engaging in any business combination with any interested stockholder for a period of two years following the date that the stockholder became an interested stockholder. This two-year moratorium can be lifted only by advance approval of the combination or the transaction by which such person first becomes an interested stockholder by the Company’s board of directors before such person becomes an interested stockholder or unless the combination is approved by the board and 60% of the Company’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Additionally, after the two-year period, a combination remains prohibited unless (i) the combination or the transaction by which such person first becomes an interested stockholder is approved by the board of directors before such person becomes an interested stockholder; (ii) the combination is approved by a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates; or (iii) the consideration to be received by the disinterested stockholders satisfies certain fair value requirements. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

Section 78.416 of the NRS defines business “combination” to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 5% or more of the assets of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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any plan or proposal for the liquidation or dissolution of the corporation under any agreement, arrangement with the interested stockholder;
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subject to exceptions, any transaction involving the corporation that increases the proportionate share of the stock of the corporation which is owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 78.423 of the NRS defines an interested stockholder as any person beneficially owning 10% or more of the outstanding voting stock of the corporation and or person affiliated with or controlling or controlled by that person.

As of May 1, 2025, the Company has fewer than 200 stockholders of record and, therefore, these business combination statutes do not apply to us. However, we could become subject to such restrictions in the future if we reach or exceed 200 stockholders of record.

Ownership of Controlling Shares by the Moroun Family. As of May 1, 2025, our Chairman, Matthew T. Moroun, beneficially owns an aggregate of 19,199,192 shares, or 72.9%, of our outstanding common stock. This number excludes 285,550 shares owned directly by his spouse, Lindsay S. Moroun, and 1,568 shares owned directly by his son, Matthew J. Moroun, who is a member of our board of directors. Some of the shares beneficially owned by Matthew T. Moroun are held by family trusts, of which Mr. Moroun is trustee. In this capacity, Mr. Moroun holds investment power over the shares. Frederick P. Calderone, a member of our board of directors, is the special trustee of these family trusts, and in that capacity, Mr. Calderone exercises voting power over the shares. The special trustee serves at the discretion of the trustee, and members of the Moroun family are the beneficiaries of the family trusts. Therefore, votes cast on behalf of the family trusts control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our Articles and Bylaws, and the approval of any merger or sale of substantially all of our assets. This concentration of ownership could render it more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and could also limit the price that some investors might be willing to pay for shares of our common stock and possibly deprive other shareholders of an opportunity to sell their shares at prices higher than the prevailing market prices.

Availability of Authorized but Unissued Shares. All of our preferred stock and a substantial amount of our common stock are authorized but unissued and not reserved for any particular purpose. Our board of directors may issue shares of authorized common or preferred stock without stockholder approval. If our board of directors decides to issue shares to persons friendly to current management, this could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company, including dilution through a shareholder rights plan of the type commonly known as a “poison pill,” which the board of directors could adopt without a shareholder vote.

Issuance of Preferred Stock. In addition, our board of directors could issue preferred shares having voting rights that adversely affect the voting power of our common stockholders, which could have the effect of delaying, deferring or impeding a change in control of the Company.

No Cumulative Voting. Under Nevada law, stockholders do not have cumulative voting rights for the election of directors unless the Articles so provide. Our Articles do not provide for cumulative voting.

Limitation on Calling Special Meetings of Stockholders. Nevada law allows the board of directors, any two directors, the President or such other persons as authorized by our Articles or Bylaws to call special meetings of stockholders. Our Bylaws provide that a special meeting may be called by our President, our Chief Executive Officer, or our Chairman of the board of directors and must be called by the President or Secretary at the written request of two or more directors or at the written request of stockholders owning at least 75% of the shares of stock entitled to vote at the proposed special meeting. Business to be transacted at a special meeting is limited by our Bylaws to the purpose or purposes stated in the notice of the meeting, unless all of our stockholders are present in person or by proxy.

Classification of Board of Directors. Nevada law permits our Bylaws to be amended to provide that our board of directors may be classified as to the duration of terms or as to their election by one or more authorized classes, provided that at least one-fourth in number of the directors be elected annually. Our Bylaws provide that all directors are elected to one-year terms, expiring at the next annual meeting of our stockholders. However, our board of directors could at any time amend our Bylaws to classify our board of directors with staggered terms without any action on the part of our stockholders. A classified board with staggered terms could make it more difficult for a stockholder or group of stockholders to assume control of the board of directors by replacing a majority of the board of directors with their own candidates.